Exhibit 10.18
SUBLEASE AGREEMENT
     THIS SUBLEASE AGREEMENT (“Sublease”) is made this 26th day of October, 2005, by and between First Potomac Realty Investment L.P., a Delaware limited partnership (“Sublessor”) and Sucampo Pharmaceuticals, Inc., a Delaware corporation (“Sublessee”).
W I T N E S S E T H:
     WHEREAS, Sublessor has leased approximately 7,516 square feet of office space on the third (3rd) floor (“Premises”) in the building located at 7200 Wisconsin Avenue, Bethesda, Maryland (“Building”), pursuant to a lease dated April 16, 2003 (“Lease”) between Sublessor as tenant, and Artery Plaza, LLC, as landlord (the “Landlord”); and
     WHEREAS, Sublessee desires to sublease from Sublessor, on the terms and conditions set forth herein, a portion of the Premises located on the third (3rd) floor of the Building containing a total of approximately 1,600 rentable square feet, as depicted on Exhibit “A” hereto (which Exhibit “A” is incorporated herein by this reference) (“Subleased Premises”).
     NOW THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed as follows:
     1. Recitals. The aforementioned recitals are incorporated herein by this reference.
     2. Term. (a) Sublessor hereby subleases the Subleased Premises to Sublessee, and Sublessee hereby subleases the Subleased Premises from Sublessor, upon and subject to the terms, conditions, rentals and conditions of the Lease and those set forth herein. The “Sublease Term” (herein so called) is approximately sixty-two (62) full calendar months (plus any partial calendar month at the beginning or end of the Lease Term), commencing on the earlier of (i) November 1, 2005, or (ii) the completion of the improvements by the Sublessor as outlined in Section 3(b) hereof and delivery of the Premises to Sublessee (the “Commencement Date”), and ending at midnight on December 31, 2010, (the “Termination Date”) or at such earlier date as this Sublease may be terminated.
     (b) The parties acknowledge that the targeted Commencement Date is November 1, 2005. However, if Sublessor shall be unable to deliver possession of the Subleased Premises to Sublessee on such targeted Commencement Date, for any reason, Sublessor shall not be subject to any liability for failure to tender possession on said date, and the Commencement Date and Rent Commencement shall be postponed until Sublessee is tendered possession of the Premises.
     (c) If the actual Commencement Date differs from the targeted Commencement Date as set forth in this Section 2, Sublessor and Sublessee shall execute a Declaration of Sublease Commencement, substantially similar to the form attached hereto as Exhibit “B,” after the Commencement Date has been ascertained.
     3. Delivery/Condition of Subleased Premises. (a) Except as expressly set forth in subparagraph (b) below, Sublessor shall deliver and Sublessee shall accept possession of the

Subleased Premises in their current “as is” condition, and any improvements to the Subleased Premises shall be performed by Sublessee at its sole cost and expense in accordance with the terms of the Lease and this Sublease.
     (b) Prior to the Commencement Date, Sublessor, at its sole cost and expense, will replace the door leading into the adjacent space currently being subleased by Donatelli and Klein, Inc. with a finished wall and will repaint the Subleased Premises using Building Standard paint (“Sublessor’s Work”).
     4. Incorporation of Lease. (a) Sublessee accepts this Sublease subject to the terms and conditions of the Lease. Except as expressly provided herein, all of the applicable terms of the Lease as they pertain to the Subleased Premises are hereby incorporated into and made a part of this Sublease. During the Term of this Sublease, Sublessee assumes all of the applicable terms, covenants, conditions, obligations and agreements to be performed by Sublessor under the Lease with respect to the Subleased Premises. Such covenants, conditions, obligations and agreements include, but are not limited to those relating to the use and repair of the Subleased Premises, alterations to the Subleased Premises, and insurance with respect to the Subleased Premises (as set forth in Article 10 of the Lease). For purposes of determining Sublessee’s obligations as set forth in this Paragraph 4, the parties agree that (subject to the provisions of this Sublease to the contrary), wherever the term “Premises” appears in the Lease, the same shall be deemed to mean herein the Subleased Premises and wherever the words “Landlord” and “Tenant” appear in the Lease, the words shall be deemed to refer to Sublessor and Sublessee respectively. Therefore, subject to the provisions of this Sublease, and with respect only to the Subleased Premises, Sublessor shall have the rights, powers, duties and obligations of the Landlord under the Lease and Sublessee shall have and does hereby agree to be bound by and accepts all the rights, powers, duties and obligations of the Tenant under the Lease. For purposes of clarification, several of Sublessors and Sublessee’s rights and obligations under this Paragraph 4(a) are described in greater detail below. To the extent that the terms of any other provision of this Sublease are fundamentally inconsistent with the terms of this Paragraph 4(a), the other terms of this Sublease shall control.
     (b) Notwithstanding the foregoing: (i) Sublessor shall have no obligation to perform or furnish any of the work, utilities, services, repairs, reconstruction or maintenance to be undertaken or to be made by Landlord under the Lease, or any other term, covenant or condition required to be performed by Landlord under the Lease, but shall use reasonable efforts to cause Landlord to perform such actions; (ii) Sublessee shall not acquire any of the rights of Tenant under the Lease with respect to Landlord; and (iii) Sublessee shall not acquire any of the rights of Tenant under the Lease with respect to the Right of First Offer (as set forth in Article 30.35 of the Lease).
     5. Rent. (a) Beginning on the Commencement Date and continuing thereafter throughout the Term, Sublessee shall pay Sublessor, without deduction, setoff, notice or demand at the following address: First Potomac Realty Investment, LP, c/o First Potomac Management LLC, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814 (or such other address as Sublessor shall designate in writing), Base Rent as follows:

	Rentable Square
Period	Foot Rate	Annual Base Rent	Monthly Base Rent
Commencement- 12/31/05	$31.71	$50,736.00	$4,228.00
1/1/06-12/31/06	$32.66	$52,256.00	$4,354.67
1/1/07-12/31/07	$33.64	$53,824.00	$4,485.33
1/1/08-12/31/08	$34.65	$55,440.00	$4,620.00
1/1/09-12/31/09	$35.69	$57,104.00	$4,758.67
1/1/10-12/31/10	$36.76	$58,816.00	$4,901.33
     (b) Said Base Rent shall be payable on or before the first day of each calendar month during the Term without demand or offset. All other amounts payable hereunder by Sublessee to Sublessor shall be deemed Additional Rent. (Base Rent and Additional Rent are sometimes collectively referred to herein as “Rent”). Any payment of Monthly Base Rent not paid when due after all applicable cure periods, shall be subject to a late charge of five percent (5%) of such overdue payment. Upon Sublessee’s execution of this Sublease, Sublessee shall pay to Sublessor an amount equal to one (1) month of Base Rent payable during the first Lease Year, to be credited toward the monthly installment of Base Rent payable for the first full calendar month of the Lease Term.
     (c) Sublessee shall not be required to pay any Operating Expenses or Real Estate Taxes as outlined in Article 4 of the Lease. Operating Expenses and Real Estate Taxes are included in the Base Rent.
     (d) In addition to the foregoing, if the Commencement Date is not the first day of a calendar month, then on the Commencement Date, in addition to the Monthly Base Rent payable with respect to the first full calendar month in accordance with the terms of subparagraph (c) above, Sublessee shall also pay Sublessor a pro rated partial monthly installment of Base Rent applicable to the period between the Commencement Date and the last day of the calendar month in which the Commencement Date occurs.
     6. Parking. Sublessee shall have the right to lease up to three (3) parking spaces from the Landlord in the Building’s parking garage at the prevailing monthly rental therefore (based on a formula of two (2) parking spaces for each 1,000 square feet of rentable area in the Subleased Premises). Sublessee’s leasing of such spaces shall be subject to the terms of the Lease and Landlord’s agreement with the operator of the Parking Garage.
     7. Landlord’s Consent to Certain Acts. Sublessee agrees that in any case where the provisions of the Lease require the consent or approval of Landlord prior to the taking of any action, it shall be a condition precedent to the taking of such an action that Sublessee obtains the prior written consent or approval of both Landlord and Sublessor which in the case of the Sublessor shall be reasonable and prompt. Sublessee agrees that Sublessor shall have no duty or responsibility with respect to obtaining the consent or approval of Landlord when the same is required under the terms of the Lease, other than the transmission by Sublessor to Landlord of Sublessee’s request for such consent or approval and advising Sublessee of Landlord’s consent, approval or refusal to grant the same.

     8. Sublessor’s Right to Cure Sublessee’s Default. If Sublessee shall default in the performance of any of its obligations under this Sublease or the Lease past applicable cure periods (or shall commit any act or omission which, if uncured during any applicable cure period, will result in a default under the Sublease or Lease), then, without being under any obligation to do so, Sublessor may remedy such default for the account and at the expense of Sublessee upon prior notice. If Sublessor makes any expenditures or incurs any obligation for the payment of money pursuant to this Paragraph 8, the actual sums paid or obligations incurred shall be payable upon demand as Additional Rent by Sublessee.
     9. Assignment and Sublease. Sublessee shall not assign, mortgage or encumber this Sublease, or allow the same to be transferred by operation of law or otherwise, and shall not sublet the Subleased Premises or any portion thereof, except with the prior written consent of Sublessor and Landlord, which consent shall not be unreasonably withheld, conditioned or delayed by Sublessor (and which consent of Landlord shall be granted or withheld in accordance with the terms of Article 15 of the Lease). Notwithstanding any provision hereof or the Lease to the contrary, no assignment, sublease or other transfer of Sublessee’s interest hereunder shall in any way relieve Sublessee of its primary liability for the performance of its obligations hereunder.
     10. Brokerage Fees. The parties hereto represent and warrant to each other (and to the Landlord) that they have not dealt with any broker in connection with this Sublease except Newmark of Washington, D.C., LLC and First Potomac Management LLC (“Brokers”), who shall be paid by Sublessor in accordance with the terms of separate written agreements. Each party hereto agrees to indemnify, defend and hold the other party (and the Landlord) harmless against any claim or liability for a commission by any broker (other than the “Brokers”), arising by reason of a breach by the indemnifying party of the aforesaid representation and warranty.
     11. Default. Sublessee shall be deemed to be in default of its obligations hereunder if an Event of Default (as defined in Article 20 of the Lease) occurs with respect to Sublessee’s obligations hereunder. Upon such Event of Default, Sublessor shall have the right to exercise any of the remedies described in Article 20 of the Lease, as well as any remedies available pursuant to applicable law.
     12. Indemnification. (a) Sublessee hereby indemnifies and holds Sublessor harmless to the same extent as Sublessor, as Tenant, indemnifies and holds Landlord harmless pursuant to the terms of Article 11 of the Lease, (b) Sublessee agrees to indemnify Sublessor and Landlord (Sublessor and Landlord are herein collectively referred to as the “Indemnified Party”) against, and hold each Indemnified Party harmless from, any loss, cost, liability or expense (including, without limitation, reasonable attorneys’ fees and related disbursements) incurred by such Indemnified Party by reason of (i) any injuries to persons or damage to property occurring in, on or about the Subleased Premises, other than those arising from the negligence of such Indemnified Party, or (ii) any work or thing whatsoever done or condition created by Sublessee in, on, or about the Subleased Premises or the Building, or (iii) any act or omission of Sublessee, its agents, contractors, servants, employees, invitees or licensees, or (iv) any failure by Sublessee to perform or observe any of the covenants and obligations required of Sublessee under this Sublease. In furtherance of the foregoing, Sublessee shall not do or permit to be done anything prohibited to Sublessor, as tenant under the Lease, or take any action or do or permit any action which would result in any additional cost or other liability to Sublessor or Landlord under the Lease or this Sublease.
     13. Landlord’s Approval. The parties acknowledge and agree that the validity of this Sublease is expressly conditioned upon the written approval by the Landlord of Sublessee’s subleasing of the Subleased Premises, and that the same constitutes a condition precedent to the parties respective rights and obligations hereunder.
     14. Use. (a) Sublessee shall use and occupy the Subleased Premises subject to the terms of the Sublease only for office use, including storage of files, and for no other purpose.
     (b) Sublessee shall have exclusive use of the Subleased Premises and shall have no access to or use of the remaining portion of the Premises.
     (c) Sublessee shall be responsible for installation and maintenance of all telephone lines, computer networks, photocopy machines and Internet access, and any of its other office machines in the Subleased Premises, if any. Sublessee shall coordinate with Sublessor for installation of any equipment (such as for telephone and Internet access.)
     15. Security Deposit. Sublessee shall pay to Sublessor, on the execution of this Sublease and as security under the Sublease the sum of Four Thousand Nine Hundred One Dollars and Thirty-three Cents ($4,901.33), which will be held by Sublessor pursuant to the terms of Article 22 of the Lease and returned to Sublessee within thirty (30) days of Sublease termination.
     16. Care, Surrender and Restoration of the Subleased Premises. (a) Without limiting any other provision of this Sublease or the Lease, Sublessee shall take good care of the Subleased Premises, shall suffer no waste or injury thereto, and shall comply with all orders and regulations which are imposed on Sublessor, as tenant under the Lease, and that are applicable to the Subleased Premises, the Building, and Sublessee’s use thereof. Sublessee has been provided with a copy of Exhibit D (Rules and Regulations) to the Lease, and will comply with the terms thereof at all times.
     (b) On or before the Expiration Date, Sublessee shall remove from the Subleased Premises at its sole expense (i) all of its personal property, and (ii) upon the demand of Sublessor, prior to the Expiration Date, any improvements and/or alterations that Sublessee has made to the Subleased Premises. In the absence of such a demand, all such improvements and alterations shall become the property of Sublessor, subject, however, to the terms of the Lease. Upon removal of Sublessee’s property from the Subleased Premises and/or upon removal of such improvements and alterations, Sublessee shall, at its sole expense, promptly repair and restore the Subleased Premises to the condition existing prior to the placement of such personal property upon the Subleased Premises and/or the installation of such improvements and alterations, and repair any damage to the Subleased Premises and/or the building related to such removals, so as to restore the Subleased Premises to the condition required under Article 16 of the Lease. All property, permitted or required to be removed by Sublessee upon the Expiration Date, remaining on the Subleased Premises after the Expiration Date shall be deemed abandoned, and may, at the election of Sublessor, either be retained as Sublessor’s property or may be removed from the

Subleased Premises by Sublessor, at Sublessee’s expense. Any reasonable expenses shall be paid by Sublessee to Sublessor upon demand therefor, and shall be deemed Rent collectible by Sublessor in the same manner and with the same remedies as though such sums constituted Rent reserved hereunder. Upon the Expiration Date, Sublessee shall quit and surrender the Subleased Premises to Sublessor in the condition such premises were in on the Commencement Date, broom clean, in good order and condition, excepting ordinary wear and tear and damage by casualty/condemnation.
     17. Termination Option. (a) Sublessee shall have a one time option to terminate this Sublease (the “Termination Option”) with such Termination to be effective November 18, 2009 (the “Early Termination Date”) which Termination Option shall be subject to, and, to be effective, must be exercised in strict accordance with the following terms and conditions:
          (i) Sublessee notifies Sublessor in writing of Sublessee’s election to exercise the Termination Option on or before August 1, 2009 (“Termination Notice”); and
          (ii) at the time of Sublessee’s Termination Notice, and at the time of the Early Termination Date there is no outstanding default beyond any cure period by Sublessee hereunder; and
          (iii) on or before August 1, 2009, Sublessee makes payment to Sublessor, as Additional Rent hereunder, of a termination fee in the amount of Twenty Thousand and 00/100 Dollars ($20,000.00) (the “Termination Fee”).
     (b) If Sublessee properly exercises the Termination Option and the conditions applicable thereto have been satisfied, this Sublease shall be deemed terminated on the Early Termination Date, Sublessee shall return possession of the Premises to Sublessor in broom clean condition and in accordance with the terms of Section 16 hereof, and the parties’ respective rights and obligations hereunder shall terminate, except for those obligations which accrue prior to such Early Termination Date and those rights and obligations which expressly, or by their nature, survive the termination of this Sublease (including all indemnification obligations hereunder).
     18. Time Limits. In the event Sublessee receives from Sublessor any notice to cure any default hereunder or under the Lease which notice is based on a notice sent to Sublessor by Landlord pursuant to the Lease, Sublessee shall cure such condition no later than three (3) days prior to the time required of Sublessor by Landlord for the cure thereof, but in no event shall Sublessee have less than ten (10) days to cure any non-monetary default.
     19. Additional Terms. (a) Sublessee and the person signing this Sublease on Sublessee’s behalf agree that: (i) the individual executing this Sublease is duly authorized to execute and deliver this Sublease on behalf of Sublessee in accordance with Sublessee’s organizational documents; (ii) this Sublease is binding upon Sublessee; and (iii) Sublessee is duly organized and legally existing in the state of its organization and is qualified to do business in the State of Maryland.
     (b) Each and every covenant, agreement, obligation, or other provision contained in this Sublease is, and shall be construed to be, a separate and independent covenant and agreement of the party bound thereby, and shall not be construed to be dependant on any other provision of this Sublease or the Lease (unless this Sublease or the Lease specifically provides otherwise). If any term or provision of this Sublease shall, to any extent, be declared invalid or unenforceable, the remainder of this Sublease and the application of any term or provision, to persons or circumstances other than those as to which the application is declared invalid or unenforceable, shall not be affected.
     (c) All negotiations, considerations, representations and understandings between the parties are incorporated herein and are superseded hereby. This Sublease, the exhibits attached hereto, and the Lease terms incorporated herein set forth the entire agreement between Sublessor and Sublessee, and no other oral or written understandings, representations, promises or agreements have been made or relied upon by either party hereto. This Sublease may not be amended or modified by any act or conduct of the parties or by oral agreements unless reduced and agreed to in writing signed by both Sublessor and Sublessee. No waiver of any of the terms of this Sublease is binding upon either party hereto unless reduced to writing and signed by such party.
     (d) This Sublease shall be governed, construed and enforced in accordance with the laws of the State of Maryland.
     (e) Sublessor and Sublessee hereby waive trial by jury in any action, proceeding, claim or counterclaim brought by either party or their agents in connection with any matter arising out of or in any way connected with this Sublease, the landlord/tenant relationship created hereby, Sublessee’s use or occupancy of the Subleased Premises, and/or any claim of injury or damage.
     (f) This Sublease is binding upon and shall inure to the benefit of the respective parties herein, their heirs, executors, administrators, successors and permitted assigns.
     (g) Neither party’ failure to enforce or require strict performance of any provision of this Sublease, nor Sublessor’s acceptance of Rent with knowledge of a breach shall constitute a waiver of such breach or any future breach.
     (h) Except as expressly provided herein, Sublessee’s indemnification obligations and Sublessee’s obligations to pay Rent accruing hereunder prior to the expiration or termination of the Term will survive the expiration or earlier termination of this Sublease.
     (i) Any and all notices delivered pursuant to the terms hereof shall be sent via: (i) certified mail, return receipt requested, (ii) hand delivery, or (iii) recognized overnight courier, and shall be sent to the following addresses (or such other addresses as the parties may designate by written notice to the other party in accordance with the terms hereof):

Sublessor:	Sublessee:

First Potomac Realty Investment, L.P.	Sucampo Pharmaceuticals, Inc.
c/o First Potomac Management LLC	7200 Wisconsin Avenue
7600 Wisconsin Avenue	Part of Suite 310
11th Floor	Bethesda, Maryland 20814
Bethesda, Maryland 20814	Attn:
Attn: Tim Zulick
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have duly executed this instrument under seal as of the day and year set forth herein.

ATTEST:	SUBLESSOR:

FIRST POTOMAC REALTY INVESTMENT, L.P.
A Delaware limited partnership

/s/ [illegible signature]	By:	/s/ Timothy M. Zulick	(SEAL)

	Name:	Timothy M. Zulick
	Title:	Senior VP, Leasing
	Date:	10-26-05

ATTEST:	SUBLESSEE:

SUCAMPO PHARMACEUTICALS, INC.
A Delaware limited partnership

	By:	/s/ Sachiko Kuno	(SEAL)

	Name:	Sachiko Kuno, PhD
	Title:	President & CEO
	Date:	October 21, 2005